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                                                                    Exhibit 99


FOR IMMEDIATE RELEASE

Contact:
Elena Turner
Charles River Associates Incorporated
202-662-3829

          CHARLES RIVER ASSOCIATES EXPANDS BOARD OF DIRECTORS WITH THE
                          APPOINTMENT OF GARTH SALONER

Stanford Business and Economics Professor Is Expert in Information Technology, Antitrust, and Competition

BOSTON, December 30, 1998 -- Charles River Associates (NASDAQ:CRAI), a leading economics, finance, and business strategy consulting firm with offices in the United States and Canada, today announced that Garth Saloner, one of the nation's foremost authorities on the economics of the information technology industry, has been appointed as a director to the company's board of directors. The appointment expands CRA's board to seven.

     Garth Saloner is the Robert A. Magowan Professor of Strategic Management and Economics at the Graduate School of Business at Stanford University. He is a well-known expert in issues of industrial organization in the high technology and telecommunications industries. He has consulted to many companies and law firms, including Hewlett-Packard, Sun Microsystems, Netscape, Amdahl, and Wilson Sonsini Goodrich & Rosati. He also serves on the boards of directors of Quick Response Services, Brilliant Digital Entertainment, and NextStage Entertainment.

     "Garth Saloner will be a major contributor to CRA's work in business strategy," stated James C. Burrows, CRA President and Chief Executive Officer. "Garth's consulting on the strategy process in large firms and on issues of competitive strategy arising from standardization and compatibility -- especially in the information technology industries -- reflects his highly analytical work on strategic management. Garth is at the forefront of the movement to understand network effects in the new information economy, as illustrated by his key


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publications in the area and his work at Stanford's Graduate School of Business and at the Sloan School.

     "As a preeminent industrial organization economist with particular expertise in the computer industry and other high-tech businesses, Garth also deepens CRA's already well-established presence in litigation support. For years we have provided economic and financial analysis, expert testimony, and other support services to clients involved in legal or regulatory proceedings -- including ground-breaking work in telecommunications, intellectual property, and the computer industry. Garth's knowledge, expertise, and guidance will strengthen our distinguished position in the specialized consulting market. His breadth of experience, particularly in industrial organization and issues of competitive strategy, will be a valuable asset as CRA continues to execute its growth strategy," concluded Burrows.

     Prof. Saloner has held his current faculty appointment at Stanford since 1990. He also served as Associate Dean for Academic Affairs and Director for Research and Curriculum Development at the business school from 1993 to 1996. Prior to Stanford, he taught at the Massachusetts Institute of Technology and the Sloan School of Management at MIT.

     Author of numerous journal articles and books, Prof. Saloner has served as editor of the Rand Journal of Economics and on the editorial boards of the Strategic Management Journal, the International Journal of Industrial Organization, and Economics of Innovation and New Technology. He is a member of the Steering Committee of the National Bureau of Economic Research Program in Industrial Organization.

     He was a National Fellow at the Hoover Institute and a Visiting Associate Professor at Stanford in 1986-87, and a Visiting Associate Professor of Competition and Strategy at the Harvard Business School in 1989-90. He has received a Sloan Fellowship and several research grants from the National Science Foundation, and he helped establish a major study at Stanford of the worldwide computer industry.

     Prof. Saloner received his B.Com. and MBA (with distinction) from the University of the Witwatersrand. He has also earned an M.S. in statistics, an A.M. in economics, and a Ph.D. in economics, business, and public policy from Stanford.


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     Charles River Associates is a worldwide leader in economics consulting.
Founded in 1965, CRA is recognized for its expertise in economic litigation, business strategy development, energy, finance, intellectual property, materials and manufacturing, policy impact evaluation, technology assessment, telecommunications, and transportation planning.

     Statements in this press release concerning the future business, operating results, and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of factors and uncertainties. Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors. Such factors, which could cause actual results to differ materially from any forward-looking statements made by the Company, include, among others, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, intense competition, and professional liability. Further information on these and other potential factors that could affect the Company's financial results are included in the Company's initial public offering prospectus, dated April 23, 1998.



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